Exhibit 99.1

PERSONAL AND CONFIDENTIAL

April 15, 2021

Charles (“Chuck”) Cargile

29 Hillgrass

Irvine, CA 92603

Re: Separation Agreement and General Release of All Claims

Dear Chuck,

We are in receipt of your resignation notice. This will confirm that your employment with Tattooed Chef, Inc. and its subsidiaries (collectively the “Company”) is terminated effective today (“Separation Date”). The Company wishes to offer you a severance package in connection with the separation of your employment. This letter (“Agreement”) sets forth the terms and conditions the Company is offering you.

1. Termination of Employment. Your employment will terminate for all purposes on the Separation Date. Your final paycheck, including any accrued paid time off to which you are entitled, is being paid to you (less legally-required withholdings and deductions). You are entitled to your final paycheck regardless of whether you choose to sign this Agreement.

2. Severance Package.

a.   If you sign and return this Agreement, the Company will pay you severance pay comprised of the following compensation (the “Severance Pay”).

i. The parties acknowledge that you were previously granted three hundred thousand (300,000) shares of Company common stock pursuant to the Company’s 2020 Equity Incentive Plan. Although your employment ended before the vesting of any shares of Company common stock occurred, as consideration for this Agreement, the Company will cause a total of ten thousand (10,000) shares of Company stock, to vest immediately effective upon your delivery of this Agreement, fully executed by you, to the Company. The remaining 290,000 unvested restricted shares granted to you shall be forfeited in accordance with the terms of the grant. The value of this stock is subject to taxation via withholdings and deductions in accordance with law. The Company will “gross up” the wage statement for the payment of the stock for amounts necessary to pay payroll taxes other than federal and state income taxes. You will be solely responsible for the payment of all federal and state income taxes related to the grant of the shares of Company stock.

ii. As additional consideration for this Agreement, the Company shall pay you a cash amount equal to the wages you would receive had your employment continued through April 30, 2021. This amount shall be reduced by all applicable withholding required by law.

If you sign this Agreement, please coordinate with Stephanie Dieckmann to arrange a day and time at which the necessary document can be exchanged to accomplish the transfer of the stock and payment of your final wages.

b. Other than the benefits set forth above, you are not eligible for, and will not receive, any other compensation or benefit following the Separation Date. The Company does not have a severance payment program; the Severance Pay being offered to you is consideration to which you are not entitled, and will not receive, unless you sign this Agreement.

3. Full Understanding and Voluntary Acceptance. You agree that you understand all the terms of this Agreement. You are executing this Agreement voluntarily with full knowledge of its significance.

4. Return of Company Property; Trade Secrets.

a.   You represent that you have returned all keys and other means of access to the property of the Company, as well as all other Company property, equipment, credit cards, laptops, records and documents in your possession or under your control.

b. You also agree to preserve in confidence and not disclose, either directly or indirectly, any confidential, proprietary, or trade secret information relating to the Company, its products, services or operations including, but not limited to, information related to Company budgets, projections, audits, expenses, valuable property, marketing and sales policies, employee compensation data/policies, customer lists and customer information. You agree to abide by the terms of any and all confidentiality agreements you signed as part of your employment with the Company.

c.   You understand and agree that the representations and covenants made by you and set forth in this Paragraph 4 are essential and material to the Company, and the Company would not have entered into this Agreement except for your representations and commitments.

5. Release of Claims.

a.   You agree to forever waive and release the Company, and each of its affiliated or related entities, holding companies, parents, subsidiaries, divisions, officers, shareholders, partners, members, directors, employees, agents, attorneys, insurers, past and present predecessors, successors, and assigns, and all persons acting by, through, under or in concert with any of them (collectively, “Released Parties”), from all known and unknown claims, rights, actions, complaints, charges, liabilities, damages, obligations, promises, agreements, causes of action, suits, demands, costs, losses, debts, and expenses of any nature whatsoever which you ever had, now have, or may claim to have, including, without limitation, any claim arising out of (i) any aspect of your employment or its termination; (ii) any agreement, oral or written, express or implied, between you and any of the Released Parties, including, without limitation, any employment agreement; (iii) any common law or statutory torts; (iv) any federal, state or governmental constitution, statute, regulation or ordinance, including, without limitation, the California Labor Code, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, and the California Family Rights Act; and (v) any claim for salary, wages, commissions, bonuses and/or any other compensation or benefit.

b. Further, you waive and relinquish all rights and benefits you may have under Section 1542 of the California Civil Code, and any similar law in any other applicable jurisdiction, which reads as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

c.   The waiver and release in this Agreement does not apply to those rights which as a matter of law cannot be waived.

6. Representation Regarding Work-Related Injuries. By signing this Agreement, you represent that you did not suffer any work-related injuries while employed by the Company, that you have no intention of filing any claims for workers’ compensation benefits of any type against the Company, and that you will not file or attempt to file any claims for workers’ compensation benefits of any type against the Company. You further acknowledge that the Company has relied upon these representations, and that the Company would not have entered into this Agreement but for these representations. As a result, you agree, covenant, and represent that the Company may, but is not obligated to, submit this Agreement to the Workers’ Compensation Appeals Board for approval as a compromise and release as to any workers’ compensation claims that you file.

7. Acknowledgement of Full Payment of Wages. By signing this Agreement, you acknowledge and represent that upon receipt of your final paycheck as discussed in Paragraph 1, you have been paid in full for all wages, bonuses, benefits, accrued vacation pay, or other consideration owed to you at any time and for any reason through the Separation Date. You further represent and agree that no further sums are or were due and owing to you by the Released Parties except as provided for in this Agreement. To the extent you take a contrary position in the future and assert any claim for unpaid wages, you hereby acknowledge and agree that a good-faith dispute exists between you and the Company, because the Company believes in good-faith that you are not owed any wages. You acknowledge that your representations in this Paragraph 7 are material inducement for our decision to enter into this Agreement.

8. Representation of Non-Aggrieved Status. By signing this Agreement, you acknowledge, warrant, and represent that you did not experience any violations of the Labor Code during your employment with the Company, and that you are thus not “aggrieved” as that term is used in Labor Code section 2699.3. You acknowledge that your representations in this Paragraph 8 are material inducement for our decision to enter into this Agreement.

9. No Pending Actions; Covenant not to Sue. By signing this Agreement, you warrant and represent that you have not filed, and will not file, any Claims against the Company or any other person released pursuant to Paragraph 5 of this Agreement, and that you have not assigned or transferred any interest in any Claims that you may have against the Company or any other releasee. Accordingly, you agree, to the fullest extent permitted by law, to indemnify and hold the Company harmless from any liability, claims, demands, damages, expenses, and attorneys’ fees incurred as a result of any person or entity asserting any such assignment or transfer of any right or Claim released by this Agreement.

10. Forfeiture for Breach. In the event you violate any of the provisions of this Agreement, in additional to any other damages caused by such breach, you agree that you forfeit all Severance Pay described above, and to repay the Company within ten (10) days of the Company demand for the same. In the event a breach occurs while you are still receiving payments under this Agreement, the Company will stop making payments under the Agreement and will have no legal obligation to continue to make payments under the terms of this Agreement.

11. Non-Admission. Nothing contained in this Agreement shall be considered an admission of any wrongdoing or liability whatsoever by either you or the Company.

12. Acknowledgement of Being Advised to Consult Legal Counsel. This Agreement is an important legal document. Therefore, you may wish to consult with an attorney of your choosing before signing this Agreement. The Company hereby advises you that you have the opportunity to consult with an attorney to the extent you desire to do so.

13. Governing Law; Arbitration. This Agreement is made and entered into in the State of California and shall in all respects be interpreted, enforced and governed under the laws of said State. To the fullest extent allowed by law, any dispute regarding your employment with the Company or its termination, any aspect of this Agreement or any act which allegedly has or would violate any provision of this Agreement, shall be settled by final and binding arbitration in the county of your employment with the Company, in accordance with the applicable rules of JAMS, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

14. Attorneys’ Fees for Breach or Enforcement. If any legal action is brought to enforce the terms of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs incurred in such action, in addition to any other relief to which that party may be entitled.

15. Severability. Should any clause, sentence or paragraph of this Agreement be declared void or unenforceable, such portion shall be considered independent and severable from the remainder, the validity of which shall remain unaffected.

16. Entire Agreement. By signing this Agreement, you acknowledge that you are not relying, and have not relied, on any representation or statement by the Company with regard to the subject matter or terms of this Agreement, except to the extent set forth fully in this Agreement. This Agreement constitutes the entire integrated agreement between you and the Company pertaining to the subject matter hereof and supersedes any and all prior agreements, understandings, negotiations and discussions, whether oral or written, pertaining to the subject matter hereof. Any modification to this Agreement must be in writing and signed by both you and the Company.

If the terms of the separation package set forth in this letter are acceptable to you, please date and sign this Agreement below and return it to me so that we can process the check for your Severance Pay. If you have any questions regarding the separation package, or any aspect of your employment, please do not hesitate to contact me.

Sincerely,

Stephanie Dieckmann
Chief Operating Officer
Tattooed Chef, Inc.

*   *   *   *   *

I HAVE READ, UNDERSTAND, AND VOLUNTARILY AGREE TO THE ABOVE:

Charles (“Chuck”) Cargile

Dated: